FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth (770) 632-8322	Qorvis Communications Karen Vahouny (703) 744-7809

WORLD AIR HOLDINGS CONTINUES REVIEW OF THIRD QUARTER RESULTS

Third Quarter Financial Reporting Delayed

Company Reiterates Previous Operating Income Guidance

PEACHTREE CITY, Ga. (Nov. 14, 2005) – World Air Holdings, Inc. (NASDAQ: WLDAE), parent company of World Airways and North American Airlines, announced today that it will require additional time to complete the preparation of third quarter financial statements and management’s review of the third quarter results. This will result in a delay in reporting third quarter World Air Holdings financial results. Once management has completed its process, KPMG LLP, the company’s independent auditor, will work to complete its review of the third quarter financial statements. The company will file its Form 10-Q upon completion of these processes.

“Like our recently completed 2004 re-audit of North American, the key issues include timing and classification of various expenses and the resolution of other accounting matters,” said Randy Martinez, World Air Holdings chief executive officer. “We are still in the process of implementing new financial processes and controls at North American to ensure the accuracy of the financial statements, and we are working diligently to complete this period’s reporting. We remain very confident about the financial health of North American Airlines and the benefits of this acquisition.”

The company also stated that it expects operating income to meet previous guidance of $22 to $24 million for the quarter.

World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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